Exhibit 10.18
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
     The following is a summary of the compensation provided by Olympic Steel, Inc. to non-employee directors for service as a director.
     Each Director who was not an employee of the Company received a $45,000 annual retainer, payable in quarterly installments and reimbursement for out-of-pocket expenses incurred in connection with attending board meetings. The Audit Committee Chairman received an additional $10,000 and the Chairmen of the Compensation and Nominating Committees each received an additional $5,000. Upon appointment to the Board, each outside director is entitled to a stock option grant of 10,000 shares. Directors who are also employees of the Company receive no additional remuneration for serving as Directors.